Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
September 17, 2013	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN TO ACQUIRE ROCKWOOD’S PERFORMANCE ADDITIVES
AND TITANIUM DIOXIDE BUSINESSES

•                  Purchase price of $1.1 billion in cash plus the assumption of unfunded pension liabilities

•                  Immediately accretive to Huntsman earnings per share

•                  $0.60 annual per share accretion assuming 2014 estimated results and full impact of $130 million expected cost savings

•                  Public offering of the Huntsman and Rockwood combined Pigments businesses within two years of close

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) and Rockwood Holdings, Inc. (NYSE:ROC) announced today that they have entered into a definitive agreement whereby Huntsman will acquire Rockwood’s Performance Additives and Titanium Dioxide (TiO2) businesses.  Under the terms of the agreement Huntsman will pay approximately $1.1 billion in cash and assume unfunded pension liabilities estimated at $225 million as of June 30, 2013.

Peter R. Huntsman, President and CEO of Huntsman Corporation, commented:

“This acquisition provides a unique opportunity to unlock value within our Pigments business and builds on the strong improvements we have made to its competitiveness.  With this combination we will be better positioned to serve customers through a broader product range including color pigments, functional additives and specialty TiO2 pigments.  We will become the second largest global producer of TiO2 and inorganic color pigments.

“The transaction announced today is the next step in our long term value creation strategy for our Pigments business.  We anticipate TiO2 demand will continue to recover in the coming quarters, and during this time we will be focused on strengthening our world class Pigments business and capturing approximately $130 million in expected annual cost savings, to be fully achieved by the end of 2015.  We plan to further unlock value through a public offering of our new combined Pigments business, which we expect to pursue within two years of completing this acquisition.

“In addition to creating a $3 billion Pigments leader, we believe this public offering will allow greater investor focus and appreciation for our differentiated businesses.  These remaining divisions continue to enjoy record financial performance and global growth.  We are well on our way to capturing the previously announced $220 million in annual savings through restructuring in our existing business and we have a number of capital projects underway that will increase our future earnings potential.  Reducing our financial leverage remains a priority and we expect to return to our debt/EBITDA target ratio of 2 to 2.5 times by 2015.”

The cash purchase price of $1.1 billion represents a multiple of 5.5 times estimated 2014 adjusted EBITDA of $200 million, or 3.3 times including $130 million in expected annual cost savings.  The transaction will be immediately accretive to earnings per share, and is expected to add $0.60 annual per share accretion assuming 2014 estimated results and full impact of expected cost savings.

Rockwood’s Performance Additives and TiO2 business includes the manufacture and supply of sulphate process TiO2, synthetic iron-oxide and other organic pigments, timber treatment products and specialty automotive materials.  Applications for these products are used in coatings, construction, concrete, plastics, papers, inks, food, cosmetics, pharmaceuticals, fibers and films.

Financing commitments are in place to fund the acquisition.  The transaction remains subject to regulatory approvals and customary closing conditions and is expected to close in the first half of 2014.

BofA Merrill Lynch served as financial advisor and Vinson & Elkins as legal advisor.

Huntsman will hold a conference call to discuss the transaction today, September 17, 2013 at 8:30 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(877) 415 - 3181
International participants	(857) 244 - 7324
Passcode	20206461

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.  The conference call will be available for replay beginning September17, 2013 and ending September 24, 2013.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	41206842

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2012 revenues of over $11 billion. Our chemical products number in the thousands and are sold worldwide to meet the needs of consumers and manufacturers serving a broad range of end markets.  We operate more than 75 manufacturing and R&D facilities in 30 countries and employ approximately 12,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. This release includes statements regarding the proposed transaction described and contains statements or assumptions regarding the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction and other statements that are based on management’s current beliefs and expectations of the company and the combined businesses. The forward-looking statements in this release are subject to significant uncertainty and actual outcomes may differ materially from what is expressed or stated in such forward looking statements.  Risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, risks and uncertainties include the failure to consummate the proposed transaction when expected or at all, that synergies and cost savings from the proposed transaction may not be fully realized or take longer to realize than expected, and the ability to integrate successfully the businesses acquired The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.